Exhibit 10.1

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) is entered into by and among Tyler Best (“Executive”), Hertz Global Holdings, Inc. (“Holdings”) and The Hertz Corporation (together with their subsidiaries and divisions, “Hertz,” the “Company” or the “Companies”), on May 6, 2018. Reference is made to the Hertz Global Holdings, Inc. Severance Plan for Senior Executives, as amended (the “Severance Plan”), and all capitalized terms used in this Agreement and not otherwise defined herein are as defined in the Severance Plan.
In consideration of the mutual promises, covenants and agreements in this Agreement, which Executive and the Companies agree constitute good and valuable consideration, the parties stipulate, and mutually agree, as follows:
1.Resignation from Offices and Directorships. Effective as of April 19, 2018 (the “Termination Date”), Executive resigns from his position as Executive Vice President and Chief Information Officer of the Companies, as well as from all director, officer or other positions he holds on behalf of the Companies (which for the avoidance of doubt, and in conformity with the definition of “Companies,” shall include Holdings, The Hertz Corporation and all of their subsidiaries and divisions). Executive agrees to sign all appropriate documentation, if any, prepared by the Companies to facilitate these resignations; provided that Executive understands that such resignations are self-effectuating and are effective on the Termination Date.
2.Employment Status/Separation. Executive and the Companies mutually agree that Executive’s employment with the Companies shall cease effective as of the Termination Date, and that the cessation of Executive’s employment shall be treated as a “Qualifying Termination” for purposes of the Severance Plan. The parties further agree that, except as otherwise provided in this Agreement, neither Executive nor the Companies shall have any further rights, obligations or duties under any other agreement or arrangement, relating to severance payments and benefits due to Executive, as of (or after) the date of this Agreement.
3.Accrued Obligations and Vested Benefits. Executive is entitled to receive the following accrued obligations: (a) in satisfaction of the provisions of Section 4.01 of the Severance Plan, all Base Salary earned or accrued but not yet paid through the Termination Date, and payment for any earned but unused vacation days accrued through the Termination Date, which payments shall be made to Executive no later than the next regularly scheduled payroll date after the Termination Date; and (b) reimbursement for any and all business expenses incurred prior to the Termination Date, subject to the terms of the Company’s reimbursement policy. In addition, the Companies acknowledge and agree that, without regard to this Agreement, Executive is vested in respect of (x) equity awards which were granted under the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan as reflected in the attached Schedule A, and (y) his vested account balance under The Hertz Corporation Income Savings Plan and The Hertz Corporation Supplemental Income Savings Plan.
4.Severance Benefits. Provided that Executive signs and does not timely revoke this Agreement pursuant to Section 20, and complies with the terms of this Agreement, the Company shall provide Executive with the following severance payments and benefits, in full satisfaction of all termination obligations the Companies may have to Executive:

(a)Severance Payment. In satisfaction of the provisions of Section 4.02(b) of the Severance Plan, the Company shall pay Executive an amount in cash equal to $1,290,000, to be paid to Executive in equal installments on Holdings’ regular payroll cycles during the 18-month period commencing on the first payroll date following the Effective Date (as defined in Section 20).
(b)2018 Prorated Bonus. In satisfaction of the provisions of Section 4.02(a) of the Severance Plan, Executive shall be eligible for the cash performance bonus that would have been payable to him under the Senior Executive Bonus Plan for 2018, prorated based on a fraction (i) the numerator of which is the number of days between January 1, 2018 and the Termination Date, and (ii) the denominator of which is 365. The actual amount of the bonus (if any) shall be determined by the Board or the Compensation Committee of the Board, and shall be paid in 2019 at the same time as such bonuses are otherwise generally paid to the Company’s executives.
(c)Outplacement. In satisfaction of the provisions of Section 4.02(c) of the Severance Plan, the Company shall pay Executive an amount equal in cash to $25,000.00 in a lump sum on the first regular payroll date following the Effective Date.
(d)Health Plan Coverage. In satisfaction of the provisions of Section 4.02(d) of the Severance Plan, the Company shall provide Executive and his eligible family members with continued medical, dental and accident insurance benefits under the applicable benefit programs of the Companies (the “health and welfare benefits”). If Executive makes timely application for such health and welfare benefits pursuant to Executive’s benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the premiums for such coverage to the same extent paid by the Company immediately prior to the Termination Date for the first 18 months following the Termination Date, or the date on which Executive becomes eligible for comparable health and welfare benefits through a new employer, whichever is earlier. Executive’s right to the Company’s payment of COBRA premiums as set forth herein is contingent on his agreement to inform the Company if he becomes eligible for comparable health and welfare benefits through a new employer before the expiration of 18 months following the Termination Date. If Executive becomes eligible for such coverage and fails to timely inform the Company, the Company will be entitled to recover from him all premiums paid on his behalf hereunder. For the avoidance of doubt, the Company and Executive agree that the premiums paid for the benefit of Executive by the Company hereunder shall be taxed as imputed income to Executive.
(e)Equity-Based Awards. Executive acknowledges that all compensatory awards denominated in common stock of Holdings held by him as of the date hereof, excluding the options referenced in Section 3, shall be forfeited upon the Termination Date. The options referenced in Section 3 shall remain exercisable in accordance with their terms until the earlier of (a) the 90th day following the Termination Date (or, if later, the expiration of any blackout period in effect with respect to such options on such 90th day) and (b) any cancelation or termination in connection with a change in control, or the term of the option, each as provided in the applicable award agreement.
(f)Executive acknowledges and agrees that the consideration set forth or referenced in Section 3 and this Section 4 constitute satisfaction and accord for any and all compensation and benefits due and owing to him pursuant to any plan, agreement or other arrangements relating to his employment with the Companies and termination thereof; provided, however, for the avoidance of doubt, Executive shall remain entitled to coverage under the Company’s health and welfare plans in accordance with the terms thereof through the Termination Date. Executive acknowledges and agrees that, unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Section 4.
5.Waiver and Release.
(a)In exchange for receiving the compensation and benefits described in Section 4 above, Executive does for himself and his heirs, executors, administrators, successors and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries and affiliated companies, and their respective successors, assigns, officers, directors, shareholders holding more than 5% of Holdings’ outstanding common stock as of the Termination Date (and such shareholders’ affiliates), shareholders holding 5% or less of Holdings’ outstanding common stock as of the Termination Date, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Executive has, had or could have asserted, known or unknown (the “Claims”), at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including, without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including, but not limited to, under the Severance Plan, the term sheet entered into in January 2015 between Holdings and Executive (the “Offer Letter”), or any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the New Jersey Law Against Discrimination; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies and/or the separation of such employment relationship, and/or with respect to any other claim, matter or event, from the beginning of the world to the date of Executive’s execution of this Agreement.
(b)Executive understands that nothing contained in this Agreement limits his ability to communicate with, or file a complaint or charge with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by Governmental Agencies, including providing documents or other information without notice to the Company; provided, however, that Executive may not disclose Company information that is protected by the attorney client privilege, except as expressly authorized by law. In the event any claim or suit is filed on Executive’s behalf against any of the Released Parties by any person or entity, including, but not limited to, by any Governmental Agency, Executive waives any and all rights to recover monetary damages or injunctive relief in his favor; provided, however, that this Agreement does not limit Executive’s right to receive an award from the SEC or DOJ for information provided to the SEC or DOJ.
6.Exceptions to Release. Executive does not waive or release (a) any Claims under applicable workers’ compensation or unemployment laws; (b) any rights which cannot be waived as a matter of law; (c) the rights to enforce the terms of this Agreement; (d) any Claim for indemnification Executive may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Companies, under any applicable insurance policy any of the Companies may maintain, or any under any other agreement he may have with any of the Companies, with respect to any liability, costs or expenses Executive incurs or has incurred as a director, officer or employee of any of the Companies; (e) any Claim Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any of the Companies are jointly liable; (f) any Claim to his vested account balance under The Hertz Corporation Income Savings Plan or The Hertz Corporation Supplemental Income Savings Plan or to coverage under the Company’s health and welfare plans in accordance with the terms thereof through the Termination Date; or (g) any Claim that arises after the date this Agreement is executed.

7.Restrictive Covenants.
(a)Executive acknowledges and agrees that in the course of his employment with the Companies, Executive has acquired Confidential Information and that such information has been disclosed to Executive in confidence and for his use only during and with respect to his employment with the Company. At no time following the Termination Date shall Executive, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information except when required to do so by a court of competent jurisdiction, by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.
(b)Executive acknowledges and agrees that, on and after the Termination Date, Executive shall continue to be bound by the provisions of Article V of the Severance Plan and restrictive covenants set forth herein and in the Offer Letter, if any. Without limiting the generality of the foregoing, Executive acknowledges and agrees that the term “Competitive Business” (as defined in Section 5.02 of the Severance Plan) includes entities engaged in the ride-sharing business, including, without limitation, Uber Technologies Inc. and Lyft, Inc.
(c)Notwithstanding the foregoing, nothing in this this Agreement or any other agreement between Executive and the Companies shall prevent any communications by Executive with Governmental Agencies without notice to the Companies, any response or disclosure by Executive compelled by legal process or required by applicable law, or any bona fide exercise by Executive of any shareholder rights that may not be waived under applicable law that he may otherwise have.
(d)Immunity from Liability: Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
8.Fiduciary Duties. Executive will retain his fiduciary responsibilities to the Companies to the extent provided by law. In addition, Executive agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Hertz Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained therein.
9.Representations of Executive.
(a)Executive declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of their subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to and through the date of this Agreement, with any Governmental Agency or court with respect to any matter covered by this Agreement, and Executive has no knowledge of any fact or circumstance that he would reasonably expect to result in any such Claim against the Companies in respect of any of the foregoing. Except as provided in Section 5(b) or 6 of this Agreement, and subject to the provisions thereof, Executive agrees herein not to bring suit against the Companies for events occurring prior to the date of this Agreement and not to seek damages from the Companies by filing a claim or charge with any Governmental Agency or court.
(b)Executive further declares and represents that through the Termination Date he has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties with the Companies which has resulted or will result in material economic harm to any of the Companies; (ii) knowingly violated the Hertz Standards of Business Conduct or any similar policy; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of any of the Companies; or (iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of the Companies required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of the Companies’ filings required under applicable securities laws; in either of the case of clause (iii) or (iv) of this Section 9(b), except with respect to any information that has been provided through the Termination Date by a third-party auditor in an oral or written report to both Executive and the Board (or any committee thereof). Executive further acknowledges and agrees that the Companies are entering into this Agreement in reliance on the representations contained in this Section 9(b), which representations constitute terms of this Agreement.
(c)Executive further declares and represents that the representations set forth in the Offer Letter, if any, remain accurate and that he has complied (and, with respect to all covenants that by their terms apply through or following his Termination Date, will continue to comply) with all covenants set forth therein.
10.Future Employment. Executive agrees that he will not at any time in the future seek employment with Hertz and waives any right that may accrue to him from any application for employment that he may make notwithstanding this provision.
11.Non-Compete. Executive expressly agrees that for eighteen (18) months following his execution of this Agreement (the “Restriction Period”), he shall not directly or indirectly become associated, as an owner, partner, shareholder (other than as a holder of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company), director, officer, manager, employee, agent, consultant, or otherwise, with any car rental or comparable company that competes with the business, or for the customer base, of Hertz. This paragraph of this Agreement shall not be deemed to restrict association with any enterprise that conducts unrelated business or that has material operations outside of the geographic area that encompasses Hertz’s customer base (or where Hertz had plans at the date of this Agreement) for so long as Executive’s role, whether direct or indirect (e.g., supervisory), is solely with respect to such unrelated business or other geographic area (as the case may be).
12.Non-Solicitation. Executive expressly agrees that for the Restriction Period, he shall not directly or indirectly employ or seek to employ, or solicit or contact or cause others to solicit or contact with a view to engage or employ, any person who is or was a managerial level employee of any of the Companies as of the date of this Agreement, or at any time during the twelve (12)-month period preceding such date. This paragraph of this Agreement shall not be deemed to be violated solely by placing an advertisement or other general solicitation or serving as a reference.
13.Reasonableness and Modification. Executive acknowledges that the restrictions contained in the “Non-Compete” and “Non-Solicitation” provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Companies, and that any violation of any such restriction will result in irreparable injury to the applicable Companies. Executive represents and agrees that his experience and capabilities are such that the restrictions contained in the “Non-Compete” and “Non-Solicitation” provisions of this Agreement will not prevent him from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.
The parties agree that if any portion of the provisions of the “Non-Compete” and “Non-Solicitation” provisions of this Agreement is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby, or the type of conduct restricted therein, a Court is authorized and directed to modify the duration, geographic area, and/or other terms of such provisions to the maximum benefit of the Companies as permitted by law, and, as so modified, said provision shall then be enforceable. The period of time during which the provisions of the “Non-Compete” and “Non-Solicitation” provisions of this Agreement shall apply shall be extended by the length of time during which Executive is deemed to be in breach of any such term.

14.Nondisparagement/References. The parties agree not to make negative comments or otherwise disparage one another, including, in the case of the Companies, the Companies’ respective officers, directors, other employees holding the titles of Senior Vice President who reported directly to Executive or the titles of Executive Vice President or higher, or shareholders holding more than 5% of Holdings’ outstanding common stock as of the Termination Date (and such shareholders’ affiliates), in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. The parties shall not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting one another, or the related persons referenced in this Section 14 or in pursuit of a claim or other action against the other, except as required by law. Executive shall direct any employment inquiries or requests for references to General Counsel, The Hertz Corporation, 8501 Williams Road, Estero, Florida 33928. Nothing contained in this Section 14 shall prevent any party from (a) making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law or (b) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
15.Cooperation. During the 18-month period following the Termination Date, Executive agrees to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while Executive was employed by the Companies and of which Executive has relevant knowledge. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter. Executive further agrees to reasonably and truthfully cooperate with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Executive was employed with the Company and of which Executive has relevant knowledge. The Companies shall promptly pay (or promptly reimburse) Executive for any and all reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation.
16.Miscellaneous.
(a)Denial of Wrongdoing. The parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any party, and that the parties deny any liability, and nothing in this Agreement can or shall be used, by or against any party with respect to claims, defenses or issues in any litigation or proceeding, except to enforce this Agreement itself. The Companies deny committing any wrongdoing or violating any legal duty with respect to Executive’s employment or the termination of his employment.
(b)Entire Agreement. Executive further declares and represents that no promise, inducement, or agreement not herein expressed or referred to has been made to him. Except as otherwise specifically provided in this Agreement, this instrument (including the exhibits hereto) constitutes the entire agreement between Executive and the Companies and supersedes all prior agreements and understandings, written or oral, including, without limitation the Severance Plan and the Offer Letter. This Agreement may not be changed unless the change is in writing and signed by Executive and an authorized representative of each of Holdings and The Hertz Corporation. Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile. For avoidance of doubt, nothing in this Agreement shall limit the application of the Company’s Compensation Recovery

Policy (or any successor or replacement policy) to any compensation, payments or benefits payable or paid to Executive pursuant to this Agreement or any other arrangement, agreement or plan.
(c)Severability. Executive understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not a part of this Agreement.
(d)Successors and Assigns. This Agreement shall be binding upon Holdings, The Hertz Corporation and Executive and their respective heirs, personal representatives, successors and assigns. Executive may not assign any of his rights or obligations hereunder. Holdings and The Hertz Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the Company’s obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place. In the event of the death of Executive prior to the payment of all amounts by the Company pursuant to this Agreement, the Company shall make any remaining payments to Executive’s estate in a single lump sum payment within 60 days following his death.
(e)Governing Law; Consent to Jurisdiction. Notwithstanding the terms of Section 10.17 of the Severance Plan, this Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of the city of the Company’s headquarters and the Federal courts of the United States of America, in each case located in (or located nearest to) the City of the Company’s headquarters, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Notwithstanding the foregoing, in the event of a breach or threatened breach of any provision of this Agreement, including, but not limited to, Sections 7, 8, 11, 12, 13, 14 and 15 of this Agreement, Executive agrees that the Company shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.
(f)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 16(f).
(g)Notice. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally by courier service or certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
(A)if to either of the Companies, to them at:
The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention: General Counsel
Facsimile: 866-999-3798
(B)if to Executive, to him at his last known home address as shown on the records of the Company.
(h)Counterparts. This Agreement may be executed by the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
17.Tax Matters.
(a)Withholding. All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.
(b)Code Section 409A.
(i)Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) so as to avoid the additional tax and penalty interest provisions contained therein and, accordingly, to the maximum extent permitted under Section 409A, this Agreement shall be interpreted to maintain exemption from or compliance with its requirements. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A, except for any such additional taxes and interest or damages that result from the Company’s failure to comply with the terms of this Agreement or those of any plan or award agreement referred to herein.
(ii)Termination as Separation from Service. The termination of Executive’s employment on the Termination Date constitutes a “separation from service” within the meaning of Section 409A for purposes of any provision of this Agreement or other arrangement providing for the payment of any amounts or benefits subject to Section 409A upon or following a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation from employment,” “termination,” “terminate,” “termination of employment” or like terms shall also refer to Executive’s “separation from service” on the Termination Date.
(iii)Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(iv)Installments as Separate Payments. If, under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(c)Code Section 162(q). With respect to Section 162(q) of the Internal Revenue Code of 1986, as amended, nothing in this Agreement shall be interpreted or construed as requiring nondisclosure with respect to any sexual harassment or sexual abuse that may be a subject of the release contained herein.
18.Information Provided Per the Age Discrimination in Employment Act. The following information is provided to employees whose employment by Hertz is being terminated pursuant to the Group Termination Program described below in accordance with Section 7(f)(1)(H) of the Age Discrimination in Employment Act (“ADEA”) [29 U.S.C. § 626(f)(1)].
(a)The decisional unit evaluated for the purpose of this program includes all employee positions within the Information Technology department as identified in the attached Schedule B.
(b)Employees were selected for termination based on job functionality, organizational design and productivity, and the need to better realize overall efficiency, productivity, growth and revenue of the business operations.
(c)Attached as the “Schedule B” is a listing of all ages and job titles of persons in the decisional unit as of April 19, 2018 who were and were not selected for separation no later than April 19, 2018.
19.Acceptance; Consideration of Agreement. Executive further acknowledges that he has been provided forty-five (45) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those forty-five (45) days.
20.Revocation. Executive further acknowledges that he understands that he has seven (7) days after signing this Agreement to revoke it by delivering to Richard Frecker, General Counsel, The Hertz Corporation, 8501 Williams Road, Estero, Florida 33928, written notification of such revocation within the seven (7)-day period. If Executive does not revoke this Agreement, this Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”). If Executive revokes this Agreement, Executive hereby acknowledges and agrees that this Agreement shall be null and void and of no further force and effect, and his termination of employment shall be treated as a resignation by him without good reason for all purposes.
21.Legal Counsel. Executive acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.
IN WITNESS HEREOF, and intending to be legally bound, I, Tyler Best, have hereunto set my hand.
WITH MY SIGNATURE HEREUNDER, I, TYLER BEST, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.
I, TYLER BEST, FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY; AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I, TYLER BEST, ALSO ACKNOWLEDGE THAT (1) I HAVE BEEN AFFORDED 45 DAYS TO CONSIDER THIS AGREEMENT, (2) I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO RICHARD FRECKER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION, AND (3) IF I REVOKE THIS AGREEMENT (A) IT SHALL BE NULL AND VOID AND NONE OF HERTZ OR ANY OF ITS AFFILIATES SHALL HAVE ANY OBLIGATIONS TO ME UNDER THIS AGREEMENT, AND (B) HERTZ SHALL HAVE NO OBLIGATIONS TO ME OTHER THAN AS IF I HAD RESIGNED VOLUNTARILY AND (TO THE EXTENT APPLICABLE) WITHOUT GOOD REASON FOR PURPOSES OF THE SEVERANCE PLAN OR OTHERWISE.

/s/Tyler Best
Tyler Best
Date:	5/6/2018

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

By:	/s/Richard Frecker	By:	/s/Richard Frecker

Name:	Richard Frecker	Name:	Richard Frecker

Title:	Executive Vice President, General Counsel	Title:	Executive Vice President, General Counsel

Date:	5/6/2018	Date:	5/6/2018

Schedule A
Vested Equity as of Termination Date

Option Awards
Grant Date	Number of Securities Underlying Unexercised Vested Option Award	Option Exercise Price
1/26/2015	56,912	$86.60
3/2/2017	8,553	$22.19